Industry Canada / Industrie Canada

Canada Business Corporations Act / Loi canadienne sur les sociétés par actions

ELECTRONIC TRANSACTION REPORT / RAPPORT DE LA TRANSACTION ÉLECTRONIQUE

ARTICLES OF INCORPORATION (SECTION 6) / STATUTS CONSTITUTIFS (ARTICLE 6)

Processing Type - Mode de Traitement: E-Commerce/Commerce-É

1. Name of Corporation - Dénomination de la société
7076991 CANADA INC.

2. The province or territory in Canada where the registered office is to be situated - La province ou le territoire au Canada où se situera le siège social
BC

3. The classes and any maximum number of shares that the corporation is authorized to issue - Catégories et le nombre maximal d'actions que la société est autorisée à émettre
The annexed schedule is incorporated in this form.
L'annexe ci-jointe fait partie intégrante de la présente formule.

4. Restrictions, if any, on share transfers - Restrictions sur le transfert des actions, s'il y a lieu

5. Number (or minimum and maximum number) of directors - Nombre (ou nombre minimal et maximal) d'administrateurs
Minimum: 3 Maximum: 15

6. Restrictions, if any, on business the corporation may carry on - Limites imposées à l'activité commerciale de la société, s'il y a lieu

7. Other provisions, if any - Autres dispositions, s'il y a lieu
The annexed schedule is incorporated in this form.
L'annexe ci-jointe fait partie intégrante de la présente formule.

8. Incorporators - Fondateurs

Name(s) - Nom(s)	Address (including postal code) - Adresse (inclure le code postal)	Signature
GLENN KUMOI	480 CRAIGMOHR DRIVE, WEST VANCOUVER, BRITISH COLUMBIA, CANADA, V7S 1M6	GLENN KUMOI

Canada

Item 3 - Shares / Rubrique 3 - Actions

An unlimited number of Common Shares and an unlimited number of Preferred Shares issuable in series. The Common Shares and the Preferred Shares will have Attached thereto the rights, privileges, restrictions and conditions as set forth in the annexed Schedule A which is incorporated in this form.

SCHEDULE A

7076991 CANADA INC.

PART 1

COMMON SHARES

1.1 The Common Shares of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

(a) **Voting.** The holders of Common Shares shall be entitled to notice of, and to attend and vote at, all meetings of shareholders of the Corporation, and shall be entitled to one vote for each Common Share held at all meetings of the shareholders of the Corporation, other than meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.

(b) **Dividends.** Subject to the rights of the holders of the Preferred Shares, and to any other shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of Common Shares shall be entitled to receive dividends, and the Corporation shall pay dividends thereon, as and when declared by the directors of the Corporation out of moneys properly applicable to the payment of dividends, in such amount and in such form as the director may from time to time determine. All dividends declared on Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding.

(c) **Liquidation.** In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of its assets among its shareholders, the holders of Common Shares shall be entitled to receive the remaining property or assets of the Corporation available for distribution pro rata, in proportion to the number of Common Shares held, after distribution to the holders of the Preferred Shares and any other shares, ranking senior to the Common Shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up, of the property or assets of the Corporation to which they are entitled in accordance with the rights attached to the Preferred Shares or such other shares ranking senior to the Common Shares.

PART 2

PREFERRED SHARES

2.1 The Preferred Shares of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

(a) **Series.** The directors of the Corporation may issue the Preferred Shares at any time and from time to time in one or more series. Before any share of a particular series are issued, the directors of the Corporation shall fix the number of shares that will form such series and shall determine, subject to the limitations set out in the articles of amalgamation, the designation, rights, privileges, restrictions and conditions to be attached to the Preferred Shares of such series, including but without in any way limiting or restricting the generality of the foregoing, the rate or rates, amount or method or methods of calculation of dividends thereon, the currency or currencies of payment of dividends, the time and place of payment of dividends, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption rights (if any), the conversion or exchange rights attached thereto (if any), the voting rights attached thereto (if any) and the terms and conditions of any share purchase plan or sinking fund with respect thereto. Before the issue of the first shares of a series, the directors shall send to the Director (as defined in the Canada Business Corporations Act) articles of amendment containing a description of such series including the designation, rights, privileges, restrictions and conditions determined by the directors.

(b) **Ranking.** No rights, privileges, restrictions or conditions attached to a series of Preferred Shares shall confer upon a series a priority in respect of dividends or return of capital over any other series of Preferred Shares. The Preferred Shares shall be entitled to priority over the Common Shares of the Corporation and over any other shares ranking junior to the Preferred Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs. If any cumulative dividends or amounts payable on a return of capital in respect of a series of Preferred Shares are not paid in full, the Preferred Shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full, provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the Preferred Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect

of dividends. The Preferred Shares of any series may also be given such other preferences not inconsistent with clauses 2(a) to 2(d) hereof over the Common Shares and over any other shares ranking junior to the Preferred Shares as may be determined in the case of such series of Preferred Shares.

(c) **Voting.** Except as hereinafter referred to or as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of Preferred Shares, the holders of the Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

(d) **Approval of Holders of Preferred Shares.** The rights, privileges, restrictions and conditions attaching to the Preferred Shares as a class may be added to, changed or removed but only with the approval of the holders of Preferred Shares given as hereinafter specified. The approval of the holders of Preferred Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Preferred Shares as a class or any other matter requiring the consent of the holders of the Preferred Shares as a class may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by a resolution passed by the affirmative vote of not less than two-thirds of the votes cast for such resolution by the holders of Preferred Shares at a meeting called for that purpose, or signed by all holders of Preferred Shares entitled to vote on that resolution.

Item 7 - Other Provisions / Rubrique 7 - Autres dispositions

The annexed Schedule B is incorporated in this form.

SCHEDULE "B"

7076991 CANADA INC.

DIRECTORS

The directors of the Corporation may, between annual meetings of shareholders of the Corporation, appoint one or more additional directors to serve until the next annual meeting, provided that the number of additional directors will not at any time exceed one-third of the number of directors elected at the last annual meeting and provided further that the total number of directors of the Corporation after any such appointment will not exceed the maximum number of directors permitted under the Articles of the Corporation.